EXHIBIT 99.1

NerdWallet Announces New $50 Million Share Repurchase Program

SAN FRANCISCO, CA—September 9, 2024—NerdWallet, Inc. (Nasdaq: NRDS), which provides trustworthy financial guidance to consumers and small and mid-sized businesses (SMBs), today announced that the Company’s Board of Directors authorized a new share repurchase program. Under the new program, the Company may purchase up to $50 million of shares of its Class A common stock from time to time, as market conditions warrant.
The Company’s proposed repurchases may be made in the open market, in privately negotiated transactions, or otherwise in accordance with applicable securities laws and other requirements. The amount and timing of any repurchases will be determined at management’s discretion and depend on a variety of factors, including business, economic and market conditions, regulatory requirements, prevailing stock prices and other considerations. The share repurchase program has no time limit, does not obligate the Company to repurchase any dollar amount or number of shares of Class A common stock, and may be amended, suspended or discontinued at any time. This new $50 million program replaces the previous $30 million program which had been exhausted.
ABOUT NERDWALLET
NerdWallet (Nasdaq: NRDS) is on a mission to provide clarity for all of life’s financial decisions. As a personal finance website and app, NerdWallet provides consumers with trustworthy and knowledgeable financial information so they can make smart money moves. From finding the best credit card to buying a house, NerdWallet is there to help consumers make financial decisions with confidence. Consumers have free access to our expert content and comparison shopping marketplaces, plus a data-driven app, which helps them stay on top of their finances and save time and money, giving them the freedom to do more. NerdWallet is available for consumers in the U.S., United Kingdom, Canada and Australia.
“NerdWallet” is a trademark of NerdWallet, Inc. All rights reserved. Other names and trademarks used herein may be trademarks of their respective owners.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements about us and our share repurchase program that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions.
You should not rely on forward-looking statements as predictions or guarantees of future events. We have based the forward-looking statements contained in this press release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. Factors that may cause actual results or outcomes to be materially different from any future results expressed or implied by these forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2023, and in subsequent filings we make with the SEC from time to time. The forward-looking statements made in this press release speak only as of the date hereof. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as may be required by law.

Investors:
Caitlin MacNamee
ir@nerdwallet.com

Press:
Sara Colvin
press@nerdwallet.com
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